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                                                                   Exhibit 99.2


Contact:         Mimi Limbach                         Kevin Ramundo
Telephone:       (212) 975-2081                       (212) 975-5418


                               FOR USE: IMMEDIATE

WESTINGHOUSE STREAMLINES INDUSTRIES & TECHNOLOGY BUSINESS

-  Approximately 1,100 positions to be eliminated
- Staff support functions reorganized consistent with smaller, more focused business portfolio
- Reductions in Power Systems reflect impact of deregulation and competitive conditions


        PITTSBURGH, Nov. 13 - Westinghouse Electric Corporation today announced it will streamline its Industries and Technology Group by reorganizing staff support functions and reducing the number of employees in its Energy Systems and Power Generation units. In total, approximately 1,100 positions, including approximately 300 from this fall's voluntary separation program, will be eliminated, a figure equal to five percent of employees, excluding those in our government operations. The workforce reduction is in response to the Group's smaller size following divestitures earlier this year, the current softness in the demand for power plant services, and the need to strengthen its competitive position. Westinghouse expects to take a charge of approximately $125 million in this year's fourth quarter to cover the cost of the severance programs.

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        These actions will reduce the organization's cost structure by approximately $80 million on an annual basis and will generate important efficiency gains which will strengthen the Industries and Technology Group as a stand-alone company. Westinghouse announced today its plans to separate its industrial and broadcasting units by creating separate public companies, each with its own management team, board of directors, and publicly traded stock.

        In announcing its separation plans, Michael H. Jordan, the company's chairman and chief executive officer, reaffirmed the company's commitment to it industrial portfolio. "The Westinghouse Electric Company, as our industrial and technology businesses will be called, is solid, well-focused, and has excellent growth potential. Today's announcement demonstrates our commitment to these businesses and our customers. Our management team is aggressively working to improve performance and become as even more valuable supplier."

        The reorganization of the staff support functions follows an extensive three-month study to determine the most efficient and effective way to provide support functions to a smaller, but more focused, portfolio of industrial businesses following the divestiture of the company's defense electronics and office furnishings units earlier this year. The functions included: legal and environment affairs, human resources, finance, information systems, communications, and strategic management.
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        According to Francis J. Harvey, the Industries and Technology Group
executive vice president and chief operating officer, "Our actions to streamline the Group will provide an even stronger foundation for success as a stand-alone, self-sufficient, and more collaborative organization. We will be more efficient, better able to provide our customers with the best value in technologies, products and services. We are reviewing, rethinking, reshaping, and revitalizing every aspect of our business. When we are finished, we will be a more entrepreneurial company which takes the best of Westinghouse and produces winning results for our employees, customers, and our shareholders."

        Regarding the Energy Systems unit where many of the job cuts will occur, Mr. Harvey added, "This is a very important business to us. Westinghouse is the leader in serving the nuclear utility industry in the United States and throughout the world. The quality of our products, services, and technology is unmatched. But like our customers, we need to adjust our costs in light of deregulation and increased competition, and we will do so without affecting our ability to serve our customers."

        Westinghouse will provide severance benefits that include cash based on years of service, extended health care, outplacement services and retaining assistance. The majority of the eliminations are expected to occur by the end of 1996, and the balance by 1997.
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        "As necessary as these actions are, the decision to lay-off employees is very difficult. We will provide for those employees directly affected, and help our remaining 40,000 employees understand the unique opportunity we have to create and build a new Westinghouse," Mr. Harvey said.


                                 ##1000-1078##


                                                                     11/13/96